Exhibit 23.6

Room 2608, 2609,
Fosun International Center
China Ming Yang Wind Power Group Limited	No.237 Chaoyang North Road
Jianye Road, Mingyang Industry Park	Chaoyang District
National Hi-Tech Industrial Development Zone	Beijing 100020
Zhongshan, Guangdong Province 528437	P. R. China
People’s Republic of China

Phone +86 10 65 88 70 55
Fax +86 10 65 88 2909
www.gI-garradhassan.com

18th April 2011

Dear Sirs,

We hereby consent to the references to our name, Garrad Hassan (Beijing) Technology and Service Corp. Ltd., in combination with the Report (and/or such extract of the same that we may approve in writing), and the quotations by China Ming Yang Wind Power Group Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 submitted, to be submitted or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including Sector Analysis of the Chinese Wind Industry, the research data and information prepared by us, and in roadshow and other promotional materials only in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely

/s/ Weiping Pan
Weiping Pan

General Manager

Garrad Hassan (Beijing) Technology and Service Corp Ltd

Garrad Hassan (Beijing) Technology and Service Corp Ltd trading as GL Garrad Hassan

Registered in P.R. China No. 110000450077734 Registered Office: Room 2608, 2609, Fosun International Center, No.237 Chaoyang North Road, Chaoyang District, Beijing, 100020, China